Exhibit 99.1

Hillenbrand Reports First Fiscal Quarter 2017 Financial Results

•	Revenue of $356 million grew 1% year over year driven by the Process Equipment Group

•	GAAP EPS of $0.34 increased 9%; adjusted EPS of $0.42 grew 2% compared to last year

•	Order backlog in the Process Equipment Group grew $15 million over prior year to $520 million

•	Reaffirming fiscal 2017 guidance: Total revenue growth of 1-3%; GAAP EPS of $1.80-$1.95; adjusted EPS of $1.95-$2.10

BATESVILLE, Ind., February 1, 2017 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2017, which ended December 31, 2016.

First Quarter Results

Revenue of $356 million was 1% higher than the prior year. Excluding the impact of foreign currency, revenue grew 2% over the prior year. Revenue growth was driven by the acquisition of Red Valve, as well as increased demand for large plastics projects in the Process Equipment Group, partially offset by lower demand for industrial equipment in other end markets and lower burial sales at Batesville. Organic revenue of $346 million was 2% below the prior year.

Net income increased 9% to $22 million, or $0.34 per share, and adjusted net income increased 2% to $27 million, or $0.42 per share. The increase in net income was due in part to a 6% decrease in the effective tax rate as a result of a discrete tax benefit related to stock compensation. Adjusted EBITDA decreased 2% from the prior year to $56 million. Adjusted EBITDA margin declined 60 basis points to 15.8%, driven by a shift in the mix of business to large plastics projects and lower demand for industrial equipment in other end markets in the Process Equipment Group, partially offset by various process improvement initiatives and savings related to restructuring actions taken in 2016. Operating cash flow decreased by $84 million compared to last year primarily due to the previously communicated $80 million contribution to the company’s U.S. defined benefit pension plan in October of 2016.

Process Equipment Group

Process Equipment Group revenue was $222 million, an increase of 4% year over year. The addition of Red Valve and higher demand for large projects in the plastics industry more than offset unfavorable foreign currency impact and lower demand in other industrial end markets. Order backlog finished the quarter at $520 million, 3% higher than the prior year, including a negative currency impact of $14 million. Sequentially, backlog increased 4% over the fourth quarter of 2016.

Adjusted EBITDA margin was 14.8%, a decrease of 60 basis points, as the positive impact from the addition of Red Valve was offset by the impact of lower volume in other industrial end markets.

Batesville

Batesville revenue was $135 million, a decrease of 2% compared to the prior year. The decline was primarily the result of lower burial sales. Adjusted EBITDA margin of 23% was flat compared to the prior year, as the lower burial sales were offset by savings related to restructuring actions taken in 2016 and current year productivity initiatives.

“We continued to experience positive momentum in our plastics business in the first quarter, which, along with the addition of Red Valve, helped us achieve modest growth in the quarter. We are pleased to see an increase in our backlog, and while still too early to make a call on end market recovery, recent stability is encouraging,” said Joe Raver, President and CEO of Hillenbrand. “We remain focused on executing our strategy through the Hillenbrand Operating Model as we continue to grow profitability and drive our business forward.”

Fiscal 2017 Guidance

Hillenbrand continues to expect 2017 revenue growth of 1-3%. Revenue from the Process Equipment Group is projected to grow 3-5%, and Batesville is expected to deliver revenue that is down 1-3%. GAAP EPS is expected to be $1.80-$1.95, while adjusted EPS is projected to be $1.95-$2.10.

Conference Call Information
Date/Time: 8:00 a.m. ET, Thursday, February 2, 2017
Dial-In for U.S. and Canada: 1-877-201-0168
Dial-In for International: +1-647-788-4901
Conference call ID number: 57047494
Webcast link: http://ir.hillenbrand.com (archived through Wednesday, March 1, 2017)

Replay -Conference Call
Date/Time: Available until midnight ET, Thursday, February 16, 2017
Dial-In for U.S. and Canada:1-800-585-8367
Dial-In for International: +1-416-621-4642

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the company’s website (http://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, and restructuring and restructuring related. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems, equipment, replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.   We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple market-leading brands that serve a wide variety of industries across the globe. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our employees through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2016	2015
Net revenue	$356.1	$351.7
Cost of goods sold	230.1	223.5
Gross profit	126.0	128.2
Operating expenses	82.8	82.1
Amortization expense	7.2	9.8
Interest expense	6.1	5.9
Other (expense) income, net	(1.3)	(0.7)
Income before income taxes	28.6	29.7
Income tax expense	6.7	8.7
Consolidated net income	21.9	21.0
Less: Net income attributable to noncontrolling interests	0.2	1.0
Net income(1)	$21.7	$20.0

Net income(1) — per share of common stock:
Basic earnings per share	$0.34	$0.32
Diluted earnings per share	$0.34	$0.31
Weighted average shares outstanding (basic)	63.7	63.2
Weighted average shares outstanding (diluted)	64.1	63.8

Cash dividends declared per share	0.2050	0.2025

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Three Months Ended December 31,
	2016	2015
Net cash (used in) provided by operating activities	$(48.7)	$35.7
Net cash used in investing activities	(4.5)	(112.1)
Net cash provided by financing activities	49.5	81.7
Effect of exchange rates on cash and cash equivalents	(1.7)	1.5
Net cash flows	(5.4)	6.8

Cash and cash equivalents:
At beginning of period	52.0	48.3
At end of period	$46.6	$55.1

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2016	2015
Net Income(1)	$21.7	$20.0
Restructuring and restructuring related	8.1	3.4
Business acquisition and integration	0.3	1.7
Inventory step-up	—	1.4
Backlog amortization	—	3.2
Tax effect of adjustments	(3.1)	(3.3)
Adjusted Net Income(1)	$27.0	$26.4

Diluted EPS	$0.34	$0.31
Restructuring and restructuring related	0.13	0.05
Business acquisition and integration	—	0.03
Inventory step-up	—	0.02
Backlog amortization	—	0.05
Tax effect of adjustments	(0.05)	(0.05)
Adjusted Diluted EPS	$0.42	$0.41

(1) Net income attributable to Hillenbrand

	Three Months Ended December 31,
	2016	2015
Adjusted EBITDA:
Process Equipment Group	$32.7	$33.0
Batesville	31.0	31.8
Corporate	(7.3)	(7.0)
Less:	0
Interest income	(0.2)	(0.3)
Interest expense	6.1	5.9
Income tax expense	6.7	8.7
Depreciation and amortization	15.0	16.0
Business acquisition and integration	0.3	1.7
Inventory step-up	—	1.4
Restructuring and restructuring related	6.6	3.4
Consolidated net income	$21.9	$21.0

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2016, filed with the Securities and Exchange Commission on November 16, 2016, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2016, filed with the Securities and Exchange commission on February 1, 2017. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com